Exhibit (a)(1)

                    OFFER TO PURCHASE FOR CASH UP TO 200,000
                     SHARES OF COMMON STOCK, $.01 PAR VALUE
                                       OF
                         ASSISTED LIVING CONCEPTS, INC.
                                       AT
                                 $3.25 per Share

                             MP ACQUISITION CO., LLC
                                (the "Purchaser")

             THE OFFER, WITHDRAWAL RIGHTS AND PRORATION PERIOD WILL EXPIRE AT 12:00 MIDNIGHT, PACIFIC STANDARD TIME, ON JULY 7, 2002, UNLESS THE OFFER IS EXTENDED.

The Purchaser hereby seeks to acquire COMMON STOCK, PAR VALUE $.01 (the "Shares") in ASSISTED LIVING CONCEPTS, INC., a Nevada corporation (the "Company"). The Purchaser is not affiliated with the Company. The Purchaser hereby offers to purchase up to 200,000 Shares at a purchase price equal to $3.25 per Share, less the amount of any dividends declared or paid with respect to the Shares between May 22, 2002 and July 7, 2002, or such other date to which this Offer may be extended (the "Expiration Date"), in cash, without interest, upon the terms and subject to the conditions set forth in this Offer to Purchase (the "Offer to Purchase") and in the related Letter of Transmittal, as each may be supplemented or amended from time to time (which together constitute the "Offer"). As noted above, the Offer price would be subject to reduction for dividends paid or declared prior to the Expiration Date. Any dividends paid or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Shareholders to the Purchaser.

             Tender of Shares will include the tender of any and all securities into which the Shares may be converted and any securities distributed with respect to the Shares, by way of dividend or otherwise, from and after the Offer Date.

             As of March 1, 2002, the Issuer had approximately 6,431,759 Shares outstanding and approximately 33 holders of record of the Shares, but was unable to estimate the number of additional Shareholders whose Shares are held for them in street name or nominee accounts, according to its annual report on Form 10-K for the year ended December 31, 2001. The Purchaser and its affiliates currently beneficially own an aggregate of 303,549 Shares, or approximately 4.7% of the outstanding Shares. If all 200,000 of the Shares sought in this Offer are purchased, the Purchaser and its affiliate would beneficially own in the aggregate 503,549 Shares or approximately 7.8% of the outstanding Shares. Consummation of the Offer, if all Shares sought are tendered, would require payment by the Purchaser of up to $650,000 in aggregate purchase price, which the Purchaser will fund out of its existing working capital.

Holders of Shares ("Shareholders") are urged to consider the following factors:

             - The Purchaser may accept only a portion of the Shares tendered by a Shareholder in the event a total of more than 200,000 Shares are tendered.

             - The Shares are thinly traded, and trading prices have ranged from $2.50 to $3.60 per Share in recent months, so the Offer price is less than the highest recently reported market prices.

             - The Depositary, MacKenzie Patterson, Inc., is an affiliate of the Purchaser. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchaser's funds and tendered securities, the Purchaser may have access to the securities before all conditions to the Offer have been satisfied and selling Shareholders have been paid.

THE OFFER TO PURCHASE IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. IF MORE THAN 200,000 SHARES ARE VALIDLY TENDERED AND NOT WITHDRAWN, THE PURCHASER WILL ACCEPT FOR PURCHASE 200,000 SHARES FROM TENDERING SHAREHOLDERS ON A PRO RATA BASIS, SUBJECT TO THE TERMS AND CONDITIONS HEREIN. A SHAREHOLDER MAY TENDER ANY OR ALL SHARES OWNED BY SUCH SHAREHOLDER.

The Purchaser expressly reserves the right, in its sole discretion,  at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, (ii) upon the occurrence of any of the conditions specified in
Section 13 of this Offer to Purchase, to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or paid for, or to delay the acceptance for payment of, or payment for, any Shares not theretofore accepted for payment or paid for, and (iii) to amend the Offer in any respect. Notice of any such extension, termination or amendment will promptly be disseminated to Shareholders in a manner reasonably designed to inform
Shareholders of such change in compliance with Rule 14d- 4(c) under the Securities Exchange Act of 1934 (the "Exchange Act"). In the case of an extension of the Offer, such extension will be followed by a press release or public announcement which will be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the scheduled Expiration Date, in accordance with Rule 14e-1(d) under the Exchange Act.

May 22, 2002

IMPORTANT

Any Shareholder desiring to tender any or all of such Shareholder's Shares should complete and sign the Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on grey paper) in accordance with the instructions in the Letter of Transmittal and mail, deliver or telecopy the Letter of Transmittal and any other required documents to MacKenzie Patterson, Inc. (the "Depositary"), an affiliate of the Purchaser, at the address or facsimile number set forth below.

                            MacKenzie Patterson, Inc.
                               1640 School Street
                            Moraga, California 94556
                             Telephone: 800-854-8357
                             Facsimile: 925-631-9119
                       E-Mail Address: offers@mackpatt.com

Questions or requests for assistance or additional copies of this Offer to Purchase or the Letter of Transmittal may be directed to the Purchaser at 1-800-854-8357.
---------------------------

NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION OR ANY REPRESENTATION ON BEHALF OF THE PURCHASER OR TO PROVIDE ANY INFORMATION OTHER THAN AS CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL. NO SUCH RECOMMENDATION, INFORMATION OR REPRESENTATION MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED.
---------------------------

The Company is subject to the information and reporting requirements of the Exchange Act and in accordance therewith is required to file reports and other information with the Commission relating to its business, financial condition and other matters. Such reports and other information are available on the Commission's electronic data gathering and retrieval (EDGAR) system, at its internet web site at www.sec.gov, may be inspected at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and are available for inspection and copying at the regional offices of the Commission located in Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Room of the Commission in Washington, D.C. at prescribed rates.

The Purchaser has filed with the Commission a Tender Offer Statement on Schedule TO (including exhibits) pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, furnishing certain additional information with respect to the Offer. Such statement and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the Commission in the manner specified above.

                                TABLE OF CONTENTS

                                                                            Page

SUMMARY TERM SHEET.............................................................5

INTRODUCTION...................................................................7

TENDER OFFER...................................................................8

Section 1.        Terms of the Offer...........................................8
Section 2.        Proration; Acceptance for Payment and Payment for Shares.....9
Section 3.        Procedures for Tendering Shares..............................9
Section 4.        Withdrawal Rights...........................................10
Section 5.        Extension of Tender Period; Termination; Amendment..........11
Section 6.        Federal Income Tax Consequences.............................11
Section 7.        Effects of the Offer........................................12
Section 8.        Future Plans................................................12
Section 9.        The Business of the Company.................................13
Section 10.       Conflicts of Interest.......................................13
Section 11.       Certain Information Concerning the Purchaser................13
Section 12.       Source of Funds.............................................14
Section 13.       Conditions of the Offer.....................................14
Section 14.       Certain Legal Matters.......................................15
Section 15.       Fees and Expenses...........................................15
Section 16.       Miscellaneous...............................................16

Schedule I - The Purchaser and Its Principals

                               SUMMARY TERM SHEET

 The Purchaser is offering to purchase up to 200,000 Shares for $3.25 per Share in cash. The following are some of the questions that you, as a Shareholder of the Company may have and answers to those questions. The information in this summary is not complete and we urge you to carefully read the remainder of this Offer to Purchase and the accompanying Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

The offer to purchase up to 200,000 Shares is being made by MP ACQUISITION CO., LLC. The Purchaser is a wholly owned subsidiary of MacKenzie Patterson, Inc., a private, independent real estate and investment firm.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

We are seeking to purchase up to 200,000 of the COMMON STOCK, PAR VALUE $.01, which are the "Shares" issued to public investors in the Company. The Purchaser and its affiliates currently beneficially own an aggregate of 303,549 Shares, or approximately 4.7% of the outstanding Shares. If all 200,000 of the Shares sought in this Offer are purchased, the Purchaser and its affiliate would beneficially own in the aggregate 503,549 Shares or approximately 7.8% of the outstanding Shares.

HOW MUCH ARE YOU OFFERING TO PAY AND WHAT IS THE FORM OF PAYMENT?

We are offering to pay $3.25 per Share, net to you in cash, less the amount of any dividends declared or paid with respect to the Shares between May 22, 2002 and the date the Offer expires. The Offer price would be reduced by the amount of dividends paid or declared prior to the Expiration Date. Any dividends paid or declared after the Expiration Date would, by the terms of the Offer and as set forth in the Letter of Transmittal, be assigned by tendering Shareholders to the Purchaser. If you tender your Shares to us in the Offer, you will not have to pay brokerage fees or similar expenses (other than any fees you must pay in connection with your custodial or other beneficiary accounts).

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

If the total amount of Shares sought is purchased, the Purchaser's capital commitment will be approximately $650,000. The Purchaser and its members have adequate working capital resources at their disposal to fund in full all payments due to selling Shareholders.

IS THE FINANCIAL CONDITION OF THE BIDDERS RELEVANT TO MY DECISION ON WHETHER TO TENDER IN THE OFFER?

Because this is a cash offer that is not conditioned on financing being available, and the Purchaser has more than adequate liquid resources, other information concerning the Purchaser's financial condition would seem to have little relevance to your decision.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

You will have at least until 12:00 midnight, pacific standard time, on July 7, 2002, to decide whether to tender your Shares in the Offer.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

The Offer can be extended in our discretion.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

If we extend the offer, we will make a public announcement of the extension, not later than 9:00 a.m., eastern standard time, on the day after the day on which the Offer was scheduled to expire.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

There are no conditions to the offer based on minimum Shares tendered, the availability of financing or otherwise determined by the success of the offer. However, we may not be obligated to purchase any Shares in the event certain conditions occur, such as legal or government actions which would prohibit the purchase. Furthermore, we are not obligated to purchase any Shares which are validly tendered if, among other things, there is a material adverse change in the Company or its business.

HOW DO I TENDER MY SHARES?

To tender your Shares, you must deliver a completed Letter of Transmittal (printed on grey paper), to the Depositary at: MacKenzie Patterson, Inc., 1640 School Street, Moraga, California 94556 (Telephone: 800-854-8357; Facsimile
Transmission: 925-631-9119), no later than the time the Offer expires.

UNTIL WHAT TIME CAN I WITHDRAW PREVIOUSLY TENDERED SHARES?

You can withdraw previously tendered Shares at any time until the Offer has expired and, if we have not agreed to accept your Shares for payment by July 21, 2002, you can withdraw them at any time after such time until we do accept your Shares for payment.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

To withdraw Shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the Depositary while you still have the right to withdraw the Shares.

WHAT DOES THE COMPANY THINK OF THE OFFER?

The Purchaser has not sought the approval or disapproval of the Company. The Company may be expected to respond with its position on the offer in the next two weeks.

WILL THE COMPANY CONTINUE AS A PUBLIC COMPANY?

The Purchaser cannot currently predict whether the offer will result in such a reduction in the number of Shareholders so as to affect the Company's requirement that it remain a public reporting company, nor can the Purchaser predict whether the Company would elect to terminate its reporting status if the number of holders were so reduced. The Purchaser has no intention of changing the Company's status as a public reporting company.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

The Purchaser does not anticipate that Shares held by non-tendering Shareholders will be affected by the completion of the offer. If the Purchaser should acquire all of the Shares sought in the Offer, the Purchaser would not control a large or potentially controlling block of Shares.

WHAT ARE THE PURCHASER'S FUTURE INTENTIONS CONCERNING THE COMPANY?

The Purchaser is acquiring the Shares for investment purposes and has no present intention to seek control of the Company or to change the management or operations of the Company.

WHAT IS THE MARKET VALUE OF MY SHARES?

The Shares have only been publicly traded since January 2002, when the Company emerged from its reorganization under a Bankruptcy Court filing. The high and low sales prices quoted on the Over the Counter Bulletin Board during the period from January 1, 2002 to date have ranged from $2.50 to $3.60 per share. The Shares are very thinly traded, and the Offer price is less than the highest recently reported market prices. The offer price is also below the book value of the Shares according to the Company's most recent reports, though the book value of shares may not have any relationship to the realizable market value of the Shares.

WHOM CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

You can call MacKenzie Patterson, Inc., toll free, at 800-854-8357.

TO THE SHAREHOLDERS OF ASSISTED LIVING CONCEPTS, INC.

                                  INTRODUCTION

         The Purchaser hereby offers to purchase up to 200,000 Shares (the "Maximum Offer") at a purchase price of $3.25 per Share ("Offer Price"), less the amount of any dividends declared or paid with respect to the Shares between May 22, 2002, and the Expiration Date, in cash, without interest, upon the terms and subject to the conditions set forth in the Offer. The Purchaser is unaware of any dividends declared or paid since May 22, 2002.

         For further information concerning the Purchaser, see Section 11 below and Schedule I.

Shareholders are urged to consider the following factors:

         - The Purchaser may accept only a portion of the Shares tendered by a Shareholder in the event a total of more than 200,000 Shares are tendered.

         - The Shares are thinly traded, and trading prices have ranged from $2.50 to $3.60 per Share in recent months, so the Offer price is less than the highest recently reported market prices.

         - The Depositary, MacKenzie Patterson, Inc., is an affiliate of the Purchaser. No independent party will hold securities tendered until the offer closes and payment is made. Because there is no independent intermediary to hold the Purchaser's funds and tendered securities, the Purchaser may have access to the securities before all conditions to the Offer have been satisfied and selling Shareholders have been paid.

         The Offer will provide Shareholders with an opportunity to liquidate their investment without the usual transaction costs associated with market sales. Shareholders may have a more immediate need to use the cash now tied up in an investment in the Shares and wish to sell them to the Purchaser.

Establishment of the Offer Price

         The Purchaser has set the Offer Price at $3.25 per Share, less the amount of any dividends declared or paid with respect to the Shares between May 22, 2002 and the Expiration Date. In determining the Offer Price, the Purchaser analyzed a number of quantitative and qualitative factors, including: (i) the limited secondary market for resales of the Shares and the resulting lack of liquidity of an investment in the Company; and (ii) the costs to the Purchaser associated with acquiring the Shares.

         The Shares are listed on the OTC Bulletin Board under the symbol "ASLC". The Shares have only been publicly traded since January 2002, when the Company emerged from its reorganization under a Federal Bankruptcy Court filing. During the first quarter of 2002, and the second quarter to date, the high and low closing sales prices of the Shares, as reported by OTC.BB, ranged from $2.50 to $3.60 per share. The OTC.BB market quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not necessarily represent actual transactions.

         The Purchaser and its affiliates currently beneficially own a total of 303,594 Shares. Of these Shares, an aggregate of 275,953 Shares were issued to the Purchaser and its affiliates in connection with the Company's Bankruptcy reorganization in exchange for convertible notes held by them prior to the reorganization, an aggregate of 3,622 Shares were issued to affiliates of the Purchaser in connection with the reorganization in exchange for the old common shares held by them prior to the reorganization, and an aggregate of 23,974 Shares have been purchased on the open market since January 1, 2002. Of these purchased Shares, the Purchaser acquired 1,000 Shares on March 25, 2002 for a price of $3.105 per Share, an affiliate acquired 2,974 Shares on March 28, 2002 at a price of $3.0427 per Share, and the Purchaser acquired 20,000 Shares on April 3, 2002 at a price of $3.0303 per Share.

         The Offer Price represents the price at which the Purchaser is willing to purchase Shares. No independent person has been retained to evaluate or render any opinion with respect to the fairness of the Offer Price and no representation is made by the Purchaser or any affiliate of the Purchaser as to such fairness. Other measures of the value of the Shares may be relevant to Shareholders. Shareholders are urged to consider carefully all of the information contained herein and consult with their own advisors, tax, financial or otherwise, in evaluating the terms of the Offer before deciding whether to tender Shares.

         The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer, may consider future offers. Factors affecting the Purchaser's future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund's portfolio of investments, changes in the public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Company's operations, any significant capital transactions by the Company, and local and national economic and financial market developments and trends.

General Background Information

         Certain information contained in this Offer to Purchase which relates to, or represents, statements made by the Company has been derived from information provided in reports filed by the Company with the Securities and Exchange Commission.

         Tendering Shareholders will not be obligated to pay transfer fees, brokerage fees or commissions on the sale of the Shares to the Purchaser pursuant to the Offer. The Purchaser will pay all charges and expenses incurred in connection with the Offer. The Purchaser desires to purchase all Shares tendered by each Shareholder.

         If, prior to the Expiration Date, the Purchaser increases the consideration offered to Shareholders pursuant to the Offer, such increased consideration will be paid with respect to all Shares that are purchased pursuant to the Offer, whether or not such Shares were tendered prior to such increase in consideration.

         Shareholders are urged to read this Offer to Purchase and the accompanying Letter of Transmittal carefully before deciding whether to tender their Shares.


                                  TENDER OFFER


Section 1. Terms of the Offer. Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for Shares validly tendered on or prior to the Expiration Date and not withdrawn in accordance with
Section 4 of this Offer to Purchase. The term "Expiration Date" shall mean 12:00 midnight, Pacific Standard Time, on July 7, 2002, unless and until the Purchaser shall have extended the period of time for which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date on which the Offer, as so extended by the Purchaser, shall expire.

         The Offer is conditioned on satisfaction of certain conditions. See
Section 13, which sets forth in full the conditions of the Offer. The Purchaser reserves the right (but shall not be obligated), in its sole discretion and for any reason, to waive any or all of such conditions. If, by the Expiration Date, any or all of such conditions have not been satisfied or waived, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered, terminate the Offer and return all tendered Shares to tendering Shareholders, (ii) waive all the unsatisfied conditions and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered, (iii) extend the Offer and, subject to the right of Shareholders to withdraw Shares until the Expiration Date, retain the Shares that have been tendered during the period or periods for which the Offer is extended or (iv) to amend the Offer. Notwithstanding the foregoing, upon the expiration of the Offer, if all conditions are either satisfied or waived, the Purchaser will promptly pay for all validly tendered Shares, and the Purchaser does not intend to imply that the foregoing rights of the Purchaser would permit the Purchaser to delay payment for validly tendered Shares following expiration.

         The Purchaser does not anticipate and has no reason to believe that any condition or event will occur that would prevent the Purchaser from purchasing tendered Shares as offered herein.

Section 2. Proration; Acceptance for Payment and Payment for Shares. If the number of Shares validly tendered prior to the Expiration Date and not withdrawn is less than the maximum number of Shares sought (the "Maximum Offer"), the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment all Shares so tendered. If the number of Shares validly tendered prior to the Expiration Date and not withdrawn exceeds the Maximum Offer, the Purchaser, upon the terms and subject to the conditions of the Offer, will accept for payment Shares so tendered on a pro rata basis.

         In the event that proration is required, because of the difficulty of immediately determining the precise number of Shares to be accepted, the Purchaser will announce the final results of proration as soon as practicable, but in no event later than five business days following the Expiration Date. The Purchaser will not pay for any Shares tendered until after the final proration factor has been determined.

         Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any extension or amendment), the Purchaser will accept for payment, and will pay for, Shares validly tendered and not withdrawn in accordance with Section 4, promptly following the Expiration Date. In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other documents required by the Letter of Transmittal.

         For purposes of the Offer, the Purchaser shall be deemed to have accepted for payment (and thereby purchased) tendered Shares when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will in all cases be made by deposit of the Offer Price with the Depositary, which will act as agent for the tendering Shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to tendering Shareholders.

         Under no circumstances will interest be paid on the Offer Price by reason of any delay in making such payment.

         If any tendered Shares are not purchased for any reason, the Letter of Transmittal with respect to such Shares not purchased will be of no force or effect. If, for any reason whatsoever, acceptance for payment of, or payment for, any Shares tendered pursuant to the Offer is delayed or the Purchaser is unable to accept for payment, purchase or pay for Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 13 (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, subject to any limitations of applicable law, and such Shares may not be withdrawn except to the extent that the tendering Shareholders are entitled to withdrawal rights as described in Section 4.

         If, prior to the Expiration Date, the Purchaser shall increase the consideration offered to Shareholders pursuant to the Offer, such increased consideration shall be paid for all Shares accepted for payment pursuant to the Offer, whether or not such Shares were tendered prior to such increase.

Section 3. Procedures for Tendering Shares.

Valid Tender. For Shares to be validly tendered pursuant to the Offer, a properly completed and duly executed Letter of Transmittal (a copy of which is enclosed with this Offer to Purchase, printed on grey paper) with any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date. A Shareholder may tender any or all Shares owned by such Shareholder.

In order for a tendering Shareholder to participate in the Offer, Shares must be validly tendered and not withdrawn prior to the Expiration Date, which is 12:00 midnight, Pacific Standard Time, on July 7, 2002, or such date to which the Offer may be extended.

The method of delivery of the Letter of Transmittal and all other required documents is at the option and risk of the tendering Shareholder and delivery will be deemed made only when actually received by the Depositary.

Backup Federal Income Tax Withholding. To prevent the possible application of 31% backup federal income tax withholding with respect to payment of the Offer Price for Shares purchased pursuant to the Offer, a tendering Shareholder must provide the Depositary with such Shareholder's correct taxpayer identification number and make certain certifications that such Shareholder is not subject to backup federal income tax withholding. Each tendering Shareholder must insert in the Letter of Transmittal the Shareholder's taxpayer identification number or social security number in the space provided on the front of the Letter of Transmittal. The Letter of Transmittal also includes a substitute Form W-9, which contains the certifications referred to above. (See the Instructions to the Letter of Transmittal.)

Other Requirements. By executing a Letter of Transmittal as set forth above, a tendering Shareholder irrevocably appoints the designees of the Purchaser as such Shareholder's proxies, in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such Shareholder's rights with respect to the Shares tendered by such Shareholder and accepted for payment by the Purchaser. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such Shareholder with respect to such Shares will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). The designees of the Purchaser will, with respect to such Shares, be empowered to exercise all voting and other rights of such Shareholder as they in its sole discretion may deem proper at any meeting of Shareholders, by written consent or otherwise. In addition, by executing a Letter of Transmittal, a Shareholder also assigns to the Purchaser all of the Shareholder's rights to receive distributions from the Company with respect to Shares which are accepted for payment and purchased pursuant to the Offer, other than those dividends declared or paid during the period commencing on the Offer Date and terminating on the Expiration Date.

Determination of Validity; Rejection of Shares; Waiver of Defects; No Obligation to Give Notice of Defects. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares pursuant to the procedures described above will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. The Purchaser reserves the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the absolute right to reject any or all tenders if not in proper form or if the acceptance of, or payment for, the Shares tendered may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the right to waive any defect or irregularity in any tender with respect to any particular Shares of any particular Shareholder, and the Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the Instructions thereto) will be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any Shares or will incur any liability for failure to give any such notification.

A tender of Shares pursuant to any of the procedures described above will constitute a binding agreement between the tendering Shareholder and the Purchaser upon the terms and subject to the conditions of the Offer, including the tendering Shareholder's representation and warranty that (i) such Shareholder owns the Shares being tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Share complies with Rule 14e-4. Rule 14e-4 requires, in general, that a tendering security holder actually be able to deliver the security subject to the tender offer, and is of concern particularly to any Shareholders who have granted options to sell or purchase the Shares, hold option rights to acquire such securities, maintain "short" positions in the Shares (i.e., have borrowed the Shares) or have loaned the Shares to a short seller. Because of the nature of limited Company interests, the Purchaser believes it is unlikely that any option trading or short selling activity exists with respect to the Shares. In any event, a Shareholder will be deemed to tender Shares in compliance with Rule 14e-4 and the Offer if the holder is the record owner of the Shares and the holder (i) delivers the Shares pursuant to the terms of the Offer, (ii) causes such delivery to be made, (iii) guarantees such delivery, (iv) causes a guaranty of such delivery, or (v) uses any other method permitted in the Offer (such as facsimile delivery of the Transmittal Letter).

Section 4. Withdrawal Rights. Except as otherwise provided in this Section 4, all tenders of Shares pursuant to the Offer are irrevocable, provided that Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment as provided in this Offer to Purchase, may also be withdrawn at any time on or after July 21, 2002,

         For withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at the address or the facsimile number set forth in the attached Letter of Transmittal. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn and must be signed by the person(s) who signed the Letter of Transmittal in the same manner as the Letter of Transmittal was signed.

         If purchase of, or payment for, Shares is delayed for any reason or if the Purchaser is unable to purchase or pay for Shares for any reason, then, without prejudice to the Purchaser's rights under the Offer, tendered Shares may be retained by the Depositary on behalf of the Purchaser and may not be withdrawn except to the extent that tendering Shareholders are entitled to withdrawal rights as set forth in this Section 4, subject to Rule 14e-1(c) under the Exchange Act, which provides that no person who makes a tender offer shall fail to pay the consideration offered or return the securities deposited by or on behalf of security holders promptly after the termination or withdrawal of the tender offer.

         All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, which determination shall be final and binding. Neither the Purchaser, the Depositary, nor any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or will incur any liability for failure to give any such notification.

         Any Shares properly withdrawn will be deemed not to be validly tendered for purposes of the Offer. Withdrawn Shares may be re-tendered, however, by following the procedures described in Section 3 at any time prior to the Expiration Date.

Section 5. Extension of Tender Period; Termination; Amendment. The Purchaser expressly reserves the right, in its sole discretion, at any time and from time to time, (i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares by giving oral or written notice of such extension to the Depositary, (ii) upon the occurrence or failure to occur of any of the conditions specified in Section 13, to delay the acceptance for payment of, or payment for, any Shares not heretofore accepted for payment or paid for, or to terminate the Offer and not accept for payment any Shares not theretofore accepted for payment or paid for, by giving oral or written notice of such termination to the Depositary, and
(iii) to amend the Offer in any respect (including, without limitation, by increasing or decreasing the consideration offered or the number of Shares being sought in the Offer or both or changing the type of consideration) by giving oral or written notice of such amendment to the Depositary. Any extension, termination or amendment will be followed as promptly as practicable by public announcement, the announcement in the case of an extension to be issued no later than 9:00 a.m., Eastern Standard Time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirement of Rule 14d-4(c) under the Exchange Act. Without limiting the manner in which the Purchaser may choose to make any public announcement, except as provided by applicable law (including Rule 14d-4(c) under the Exchange Act), the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement, other than by issuing a release to the Dow Jones News Service. The Purchaser may also be required by applicable law to disseminate to Shareholders certain information concerning the extensions of the Offer and any material changes in the terms of the Offer.

         If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its payment for Shares or are unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering Shareholders are entitled to withdrawal rights as described in Section 4. However, the ability of the Purchaser to delay payment for Shares that the Purchaser has accepted for payment is limited by Rule 14e-1 under the Exchange Act, which requires that the Purchaser pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

         If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waive a material condition of the Offer, the Purchaser will extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following a material change in the terms of the offer or information concerning the offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances, including the relative materiality of the change in the terms or information. With respect to a change in price or a change in percentage of securities sought (other than an increase of not more than 2% of the securities sought), however, a minimum ten business day period is generally required to allow for adequate dissemination to security holders and for investor response. As used in this Offer to Purchase, "business day" means any day other than a Saturday, Sunday or a federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, Pacific Standard Time.

Section 6. Certain Federal Income Tax Consequences. THE FEDERAL INCOME TAX DISCUSSION SET FORTH BELOW IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY AND DOES NOT PURPORT TO ADDRESS ALL ASPECTS OF TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER. For example, this discussion does not address the effect of any applicable foreign, state, local or other tax laws other than federal income tax laws. Certain Shareholders (including trusts, foreign persons, tax-exempt organizations or corporations subject to special rules, such as life insurance companies or S corporations) may be subject to special rules not discussed below. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), existing regulations, court decisions and Internal Revenue Service ("IRS") rulings and other pronouncements. EACH SHAREHOLDER TENDERING SHARES SHOULD CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE PARTICULAR TAX CONSEQUENCES TO SUCH SHAREHOLDER OF ACCEPTING THE OFFER, INCLUDING THE APPLICATION OF THE ALTERNATIVE MINIMUM TAX AND FEDERAL, FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

         A taxable Shareholder will recognize a gain or loss on the sale of such Shareholder's Shares in an amount equal to the difference between (i) the amount realized by such Shareholder on the sale and (ii) such Shareholder's tax basis in the Shares sold. If the Shareholder reports a loss on the sale, such loss generally could not be currently deducted by such Shareholder except against such Shareholder's capital gains from other investments.

         The tax basis in the Shares of a Shareholder will depend upon individual circumstances. Each Shareholder who plans to tender hereunder should consult with the Shareholder's own tax advisor as to the Shareholder's tax basis in the Shareholder's Shares and the resulting tax consequences of a sale.

         A tax-exempt Shareholder (other than an organization described in Code
Section 501(c)(7) (social club), 501(c)(9) (voluntary employee benefit association), 501(c)(17) (supplementary unemployment benefit trust), or 501(c)(20) (qualified group legal services plan)) should not be required to recognize unrelated trade or business income upon the sale of its Shares pursuant to the Offer, assuming that such Shareholder does not hold its Shares as a "dealer" and has not acquired such Shares with debt financed proceeds.

Section 7. Effects of the Offer.

Effect on Trading Market. If a substantial number of Shares are purchased pursuant to the Offer and there is no proration, the result could be a reduction in the number of Shareholders. Reducing the number of security holders in certain kinds of equity securities might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. However, there is a limited public trading market for the Shares and, therefore, the Purchaser does not believe a reduction in the number of Shareholders will materially further restrict the Shareholders' ability to find purchasers for Shares through secondary market transactions.

Voting Power of Purchaser. The Offer is not expected to result in any change in the voting control of the Company. The Purchaser and its affiliates will hold less than 8% of the outstanding Shares if all Shares sought are purchased. Three shareholders hold an aggregate of approximately 50% of the outstanding shares. The Purchaser's acquisition of an additional 3% of the outstanding shares will neither change its ability to affect voting control of the Company nor render it one of the Company's largest shareholders.

Section 8. Future Plans. Following the completion of the Offer, the Purchaser, or its affiliates, may acquire additional Shares. Any such acquisitions may be made through private purchases, one or more future tender offers or by any other means deemed advisable or appropriate. Any such acquisitions may be at a consideration higher or lower than the consideration to be paid for the Shares purchased pursuant to the Offer. The Purchaser is seeking to purchase a total of 200,000 Shares. If the Purchaser acquires fewer than 200,000 Shares pursuant to the Offer, the Purchaser may seek to make further purchases on the open market at prevailing prices, or solicit Shares pursuant to one or more future tender offers at the same price, a higher price or, if the Company's circumstances change, at a lower price. Alternatively, the Purchaser may discontinue any further purchases of Shares after termination of the Offer, regardless of the number of Shares purchased. The Offer is not made with any current view toward or plan or purpose of acquiring Shares in a series of successive and periodic offers. Nevertheless, as noted above, the Purchaser reserves the right to gauge the response to this solicitation, and, if not successful in achieving the Maximum Offer, may consider future offers. Factors affecting the Purchaser's future interest in acquiring additional Shares include, but are not limited to, the relative success of the current Offer, any increase or decrease in the availability of capital for investment by the Purchaser and its investment fund affiliates, the current diversification and performance of each affiliated fund's portfolio of real estate interests, the development of any public market in the Shares or actions by unrelated parties to tender for or purchase Shares, the status of and changes and trends in the Company's operations, announcement of pending capital transactions and local and national economic and financial market developments and trends.

         The Purchaser has no present intention to seek control of the Company or to change the management or operations of the Company, to cause the Company to engage in any extraordinary transaction, to cause any purchase, sale or transfer of a material amount of the assets of the Company, to make any change in the dividend policies, indebtedness or capitalization of the Company, or to change the structure of the Company, the listing status of the Shares or the reporting requirements of the Company.

Section 9. The Business of the Company. Information included herein concerning the Company is derived from the Company's publicly-filed reports. Information concerning the Company, its assets, operations and management is contained in its Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission. Such reports and filings are available on the Commission's EDGAR system, at its internet web site at www.sec.gov, and are available for inspection at the Commission's principal office in Washington, D.C. and at its regional offices in New York, New York and Chicago, Illinois. The Purchaser has relied on such information to the extent information is presented herein concerning the Company, and expressly disclaim any responsibility for the information included in such reports and extracted in this Offer.

Section 10. Conflicts of Interest. The Depositary is affiliated with the Purchaser. Therefore, by virtue of this affiliation, the Depositary may have inherent conflicts of interest in acting as Depositary for the Offer. The Depositary's role is administrative only, however, and any conflict of interest should not be deemed material to Shareholders.

Section 11. Certain Information Concerning the Purchaser. The Purchaser is MP ACQUISITION CO., LLC, a California limited liability company controlled by MacKenzie Patterson, Inc., a California corporation ("MacKenzie"). The members of the Purchaser include 18 entities managed or controlled by MacKenzie and its registered investment advisor affiliate, Patterson Financial Services, Inc. MacKenzie is the manager of the Purchaser and formed the Purchaser in March 2000 for the purpose of consolidating its affiliates investments in the Company and acquiring additional investments in the Company. Each of the Purchaser's members is in the business of holding real estate and real estate related investments. The principal business address of MacKenzie, the Purchaser and each of its members is 1640 School Street, Moraga, California 94556, and the business telephone number is 925-631-9100. For certain information concerning the directors and executive officers of MacKenzie, see Schedule I to this Offer to Purchase.

         Prior to the Company's Bankruptcy Court filing, the Purchaser and its members purchased certain convertible notes and shares of common stock issued by the Company. The Purchaser and its affiliates currently beneficially own a total of 303,594 Shares. Of these Shares, an aggregate of 275,953 Shares were issued to the Purchaser and its affiliates in connection with the Company's Bankruptcy reorganization in exchange for convertible notes held by them prior to the reorganization, an aggregate of 3,622 Shares were issued to affiliates of the Purchaser in connection with the reorganization in exchange for the old common shares held by them prior to the reorganization, and an aggregate of 23,974 Shares have been purchased on the open market since January 1, 2002.

           Neither the Purchaser nor any of its members is a public company and none have prepared audited financial statements. Set forth below are unaudited summary balance sheet information for the Purchaser prepared from its books and records. The Purchaser's assets consist primarily of liquid securities, including bonds issued by the Company.

                                              AT DECEMBER 31,
                              ---------------------------------------------
                                         2000            2001
                                       --------        --------
                                         (IN THOUSANDS)
BALANCE SHEET DATA:
Current Assets..........................$   267         $    37
Total assets............................$ 2,959         $ 3,408
Total Liabilities.......................$   793         $ 1,152
Member's equity.........................$ 2,165         $ 2,255

         Except as otherwise set forth herein, (i) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser beneficially owns or has a right to acquire any Shares, (ii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on Schedule I nor any affiliate of the Purchaser, or any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares within the past 60 days, (iii) neither the Purchaser nor, to the best knowledge of the Purchaser, the persons listed on
Schedule I nor any affiliate of the Purchaser has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including but not limited to, contracts, arrangements, understandings or relationships concerning the transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations, (iv) there have been no transactions or business relationships which would be required to be disclosed under the rules and regulations of the Commission between the Purchaser or, to the best knowledge of the Purchaser, the persons listed on Schedule I, or any affiliate of the Purchaser on the one hand, and the Company or its affiliates, on the other hand, (v) there have been no contracts, negotiations or transactions between the Purchaser, or to the best knowledge of the Purchaser any affiliate of the Purchaser on the one hand, the persons listed on Schedule I, and the Company or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets, (vi) no person listed on Schedule I has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), and
(vii) no person listed on Schedule I has been a party to any judicial or administrative proceeding during the past five years (except for matters dismissed without sanction or settlement) that resulted in a judgment, decree, or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws. .

Section 12. Source of Funds. The Purchaser expects that approximately $650,000 would be required to purchase 200,000 Shares, if tendered, and an additional $20,000 may be required to pay related fees and expenses. The Purchaser expects to obtain these funds by means of equity capital contributions from its members at the time the Shares tendered pursuant to the Offer are accepted for payment. Such members will fund their capital contributions through existing cash reserves which in the aggregate are sufficient to provide the funds required in connection with the Offer without any borrowing.

Section 13. Conditions of the Offer. Notwithstanding any other term of the Offer, the Purchaser shall not be required to accept for payment or to pay for any Shares tendered unless all authorizations or approvals of, or expirations of waiting periods imposed by, any court, administrative agency or other governmental authority necessary for the consummation of the transactions contemplated by the Offer shall have been obtained or occurred on or before the Expiration Date.
         The Purchaser shall not be required to accept for payment or pay for any Shares not theretofore accepted for payment or paid for and may terminate or amend the Offer as to such Shares if, at any time on or after the date of the Offer and before the Expiration Date, any of the following conditions exists:

         (a) a preliminary or permanent injunction or other order of any federal or state court, government or governmental authority or agency shall have been issued and shall remain in effect which (i) makes illegal, delays or otherwise directly or indirectly restrains or prohibits the making of the Offer or the acceptance for payment of or payment for any Shares by the Purchaser, (ii) imposes or confirms limitations on the ability of the Purchaser effectively to exercise full rights of ownership of any Shares, including, without limitation, the right to vote any Shares acquired by the Purchaser pursuant to the Offer or otherwise on all matters properly presented to the Company's Shareholders, (iii) requires divestiture by the Purchaser of any Shares, (iv) causes any material diminution of the benefits to be derived by the Purchaser as a result of the transactions contemplated by the Offer or (v) might materially adversely affect the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Purchaser or the Company, in the reasonable judgment of the Purchaser;

         (b) there shall be any action taken, or any statute, rule, regulation or order proposed, enacted, enforced, promulgated, issued or deemed applicable to the Offer by any federal or state court, government or governmental authority or agency, other than the application of the waiting period provisions of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which might, directly or indirectly, result in any of the consequences referred to in clauses
(i) through (v) of paragraph (a) above;

         (c) any change or development shall have occurred or been threatened since the date hereof, in the business, properties, assets, liabilities, financial condition, operations, results of operations or prospects of the Company, which, in the reasonable judgment of the Purchaser, is or may be materially adverse to the Company, or the Purchaser shall have become aware of any fact that, in the reasonable judgment of the Purchaser, does or may have a material adverse effect on the value of the Shares;

         (d) there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or in the over-the-counter market in the United States, (ii) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States, (iii) any limitation by any governmental authority on, or other event which might affect, the extension of credit by lending institutions or result in any imposition of currency controls in the United States, (iv) a commencement of a war or armed hostilities or other national or international calamity directly or indirectly involving the United States, (v) a material change in United States or other currency exchange rates or a suspension of a limitation on the markets thereof, or (vi) in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof; or

         (e) it shall have been publicly disclosed or the Purchaser shall have otherwise learned that (i) more than fifty percent of the outstanding Shares have been or are proposed to be acquired by another person (including a "group" within the meaning of Section 13(d)(3) of the Exchange Act), or (ii) any person or group that prior to such date had filed a Statement with the Commission pursuant to Sections 13(d) or (g) of the Exchange Act has increased or proposes to increase the number of Shares beneficially owned by such person or group as disclosed in such Statement by two percent or more of the outstanding Shares.

         The foregoing conditions are for the sole benefit of the Purchaser and may be asserted by the Purchaser or may be waived by the Purchaser in whole or in part at any time and from time to time prior to the Expiration Date in its sole exercise of reasonable discretion. In the event of any waiver of a material condition, the Purchaser will publicly announce such a waiver and the Offer will remain open for a period of at least five business days following the announcement of any such waiver of a material condition. Any termination by the Purchaser concerning the events described above will be final and binding upon all parties.

Section 14. Certain Legal Matters.

General. Except as set forth in this Section 14, the Purchaser is not aware of any filings, approvals or other actions by any domestic or foreign governmental or administrative agency that would be required prior to the acquisition of Shares by the Purchaser pursuant to the Offer. Should any such approval or other action be required, it is the Purchaser's present intention that such additional approval or action would be sought. While there is no present intent to delay the purchase of Shares tendered pursuant to the Offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to the Company's business, or that certain parts of the Company's business might not have to be disposed of or held separate or other substantial conditions complied with in order to obtain such approval or action, any of which could cause the Purchaser to elect to terminate the Offer without purchasing Shares thereunder. The Purchaser's obligation to purchase and pay for Shares is subject to certain conditions, including conditions related to the legal matters discussed in this Section 14.

Antitrust. The Purchaser does not believe that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is applicable to the acquisition of Shares pursuant to the Offer.

Margin Requirements. The Shares are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, such regulations are not applicable to the Offer.

State Takeover Laws. A number of states have adopted anti-takeover laws which purport, to varying degrees, to be applicable to attempts to acquire securities of corporations which are incorporated in such states or which have substantial assets, security holders, principal executive offices or principal places of business therein. The Purchaser is not seeking a controlling block of Shares nor such a number of Shares as to fall within these state statutes and, therefore, does not believe that any anti-takeover laws apply to the transactions contemplated by the Offer.

         Although the Purchaser has not attempted to comply with any state anti-takeover statutes in connection with the Offer, the Purchaser reserves the right to challenge the validity or applicability of any state law allegedly applicable to the Offer and nothing in this Offer nor any action taken in connection herewith is intended as a waiver of such right. If any state anti-takeover statute is applicable to the Offer, the Purchaser might be unable to accept for payment or purchase Shares tendered pursuant to the Offer or be delayed in continuing or consummating the Offer. In such case, the Purchaser may not be obligated to accept for purchase or pay for any Shares tendered.

Section 15. Fees and Expenses. The Purchaser has retained MacKenzie Patterson, Inc., an affiliate of the Purchaser, to act as Depositary in connection with the Offer. The Purchaser will pay the Depositary reasonable and customary compensation for its services in connection with the Offer, plus reimbursement for out-of-pocket expenses, and will indemnify the Depositary against certain liabilities and expenses in connection therewith, including liabilities under the federal securities laws. The Purchaser will also pay all costs and expenses of printing, publication and mailing of the Offer and all costs of transfer.

Section 16. Miscellaneous. THE OFFER IS NOT BEING MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) SHAREHOLDERS IN ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE LAWS OF SUCH JURISDICTION. THE PURCHASER IS NOT AWARE OF ANY JURISDICTION WITHIN THE United STATES IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE THEREOF WOULD BE ILLEGAL.

         No person has been authorized to give any information or to make any representation on behalf of the Purchaser not contained herein or in the Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

May 22, 2002

MP ACQUISITION CO., LLC

                                   SCHEDULE I

                        THE PURCHASER AND ITS PRINCIPALS

     The Purchaser, MP ACQUISITION CO., LLC, is a California limited liability company and a wholly owned by its 18 members, each an investment entity controlled by MacKenzie Patterson, Inc., the manager of the Purchaser. MacKenzie Patterson, Inc. is a California corporation.

MacKenzie Patterson, Inc.

The names of the directors and executive officers of MacKenzie Patterson, Inc. are set forth below. Each individual is a citizen of the United States of America. The principal business address of MacKenzie and each individual is 1640 School Street, Moraga, California 94556, and the business telephone number for each is 925-631-9100.

C.E. Patterson is President and a director of MacKenzie Patterson, Inc. which acts as manager and general partner of a number of real estate investment vehicles, and has served in those positions since January 1989. In 1981, Mr. Patterson founded Patterson Financial Services, Inc. , a registered investment advisor (PFS), with Berniece A. Patterson, as a financial planning firm, and he has served as its President since that date. Mr. Patterson founded Patterson Real Estate Services, a licensed California Real Estate Broker, in 1982. As President of PFS, Mr. Patterson is responsible for all investment counseling activities. He supervises the analysis of investment opportunities for the clients of the firm. Mr. Patterson has served as president of Host Funding, Inc., an owner of lodging properties, since December 1999. Mr. Patterson is also an officer and controlling shareholder of Cal-Kan, Inc., an executive officer and controlling shareholder of Moraga Partners, Inc., each a closely held real estate investment company, and trustee of the Pat Patterson Western Securities, Inc. Profit Sharing Plan. Mr. Patterson, through his affiliates, manages a number of investment and real estate Companys.

Berniece A. Patterson is a director of MacKenzie Patterson, Inc., and has served in that capacity since January 1989. In 1981, Ms. Patterson and C.E. Patterson established Patterson Financial Services, Inc. She has served as Chair of the Board and Vice President of PFS since that date. Her responsibilities with PFS include oversight of administrative matters and monitoring of past projects underwritten by PFS. Since October 1990, Ms. Patterson has served as Chief Executive Officer of Pioneer Health Care Services, Inc., and is responsible for the day-to-day operations of its three nursing homes and over 300 employees.

Glen W. Fuller became senior vice president, chief operating officer, and a director of MacKenzie Patterson, Inc. in May 2000. Prior to becoming senior vice president, from August 1998 to April 2000, he was with MacKenzie Patterson, Inc. as a portfolio manager and research analyst. Since December 1999, Mr. Fuller has served as an officer and director of Host Funding, Inc. Prior to joining MacKenzie Patterson, Inc., from May 1996 to July 1998, Mr. Fuller ran the over the counter trading desk for North Coast Securities Corp. (previously Morgan Fuller Capital Group) with responsibility for both the proprietary and retail trading desks. Mr Fuller was also the registered options principal and registered municipal bond principal for North Coast Securities, a registered broker dealer. Mr. Fuller currently is a NASD - registered options principal, registered bond principal, and holds his NASD Series 7, general securities licence. Mr. Fuller has also spent time working on the floor of the New York Stock Exchange as a trading clerk and on the floor of the Pacific Stock Exchange in San Francisco as an assistant specialist for LIT America.

Christine Simpson is vice president of MacKenzie Patterson, Inc. and is responsible for the day-to-day management of research, and securities purchases and sales on behalf of the entities managed by MacKenzie Patterson, Inc. Ms. Simpson has served in that position since January 1997, and prior to that time was employed by MacKenzie Patterson, Inc. as a research analyst from January 1994 to December 1996. She joined MacKenzie Patterson, Inc. as an administrative assistant in July 1990.